United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 28, 2007
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On August 28, 2007, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended August 3, 2007, and hosted a conference call to discuss the financial results for the quarter ended August 3, 2007. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated August 28, 2007 announcing financial results for the quarter ended August 3, 2007.
99.2	Transcript of conference call held on August 28, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2007

Applied Signal Technology, Inc. (Registrant)
By:	/s/Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 28, 2007 announcing financial results for the quarter ended August 3, 2007.
99.2	Transcript of conference call held on August 28, 2007

Exhibit 99.1
Press release dated August 28, 2007 announcing financial results for the quarter ended August 3, 2007

Applied Signal Technology, Inc.
Announces Third Quarter Operating Results

Sunnyvale, CA. August 28, 2007 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the third quarter of fiscal year 2007 ended August 3, 2007.

New orders received during the third quarter of fiscal year 2007 were $74,081,000 representing a 145% increase when compared to new orders received during the third quarter of fiscal year 2006 of $30,204,000. New orders for the first nine months of fiscal year 2007 were $150,861,000 representing a 73% increase when compared to new orders of $87,442,000 for the same period of fiscal year 2006.

Revenues for the third quarter of fiscal year 2007 were $39,542,000 compared with revenues of $39,450,000 for the third quarter of fiscal year 2006. Revenues for the first nine months of fiscal year 2007 were $124,140,000 representing a 7% increase when compared to revenues of $116,528,000 for the first nine months of fiscal year 2006.

Operating income for the third quarter and first nine months of fiscal year 2007 was $1,623,000 and $7,239,000, respectively, compared with operating income of $1,777,000 and $7,043,000 for the third quarter and first nine months of fiscal year 2006, respectively. Third quarter fiscal 2007 operating income was reduced by $1 million to reserve for the estimated amount of indirect costs that will not be recovered through contract activities during the remainder of fiscal year 2007. A $1 million reduction to operating income was also taken for the same reason during the third quarter of fiscal 2006. Net income for the third quarter and first nine months of fiscal year 2007 was $977,000 or $0.08 per diluted share and $4,420,000 or $0.36 per diluted share, respectively, compared to net income for the third quarter and first nine months of fiscal year 2006 of $924,000 or $0.08 per diluted share and $3,759,000 or $0.31 per diluted share, respectively. Our effective tax rate for fiscal year 2007 is estimated to be 44.9%, compared to an effective tax rate at the end of fiscal 2006 of 52.9%. The anticipated decline in our fiscal 2007 effective tax rate is due to a projected decrease in our fiscal 2007 non-deductible stock-based compensation expense as a percentage of our taxable income; as well as to projected increases in our tax-exempt interest related to certain short-term and long-term investments.

Mr. Gary Yancey, President and Chief Executive Officer commented, “We are obviously pleased with the order activity in the third quarter. We anticipated the majority of these orders as sole source contracts although some occurred later than we had originally planned. This resulted in our reserving $1 million for indirect costs that will not be recovered. We also had some competitive contract awards with some U.S. Government organizations that are new customers for us.”

Mr. Yancey concluded his remarks, “The book-to-bill ratio of greater than one positions us well for continued growth. We are still observing strong demand for intelligence, surveillance and reconnaissance solutions in support of global security and we are recognized as a major supplier of these solutions to the U.S. Government.”

Attached to this news release are unaudited condensed statements of operations and balance sheets for the third quarter and nine months ended August 3, 2007.

The Company will host a conference call on August 28, 2007 to discuss third quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on August 28, 2007 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s anticipated tax rate, recoverability of indirect costs, our continued growth and positions as a major supplier to the U.S. Government as well as the anticipated strong demand for intelligence, surveillance and reconnaissance solutions in support of global security are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2006. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ended August 3, 2007, and July 28, 2006
(in thousands except per share data)

	— Three Months Ended —		— Nine Months Ended—
	August 3, 2007	July 28, 2006	August 3, 2007	July 28, 2006

Revenues from contracts	$39,542	$39,450	$124,140	$116,528
Operating expenses:
Contract costs	27,062	27,258	84,505	78,579
Research and development	3,756	3,986	10,751	12,273
General and administrative	7,101 --------	6,429 --------	21,645 --------	18,633 --------
Total operating expenses	37,919 --------	37,673 --------	116,901 --------	109,485 --------
Operating income	1,623	1,777	7,239	7,043
Interest income/(expense), net	189 --------	107 --------	454 --------	178 --------
Income before provision for income taxes	1,812	1,884	7,693	7,221
Provision for income taxes	835 --------	960 --------	3,273 --------	3,462 --------
Net income	$977 ======	$924 ======	$4,420 ======	$3,759 ======
Net income per share - basic	$0.08	$0.08	$0.37	$0.32
Average shares - basic	12,171	11,784	12,062	11,701
Net income per share - diluted	$0.08	$0.08	$0.36	$0.31
Average shares - diluted	12,381	12,019	12,283	11,976

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

	August 3, 2007	October 31, 2006

Assets
Current assets:
Cash, cash equivalents, and short term investments	34,874	29,845
Accounts receivable	39,175	40,579
Inventory	12,464	6,078
Refundable income tax	647	647
Other current assets	8,531 -------	12,306 -------
Total current assets	95,691	89,455
Property and equipment, at cost	59,672	58,311
Accumulated depreciation and amortization	(44,926) -------	(41,496) -------
Net property and equipment	14,746	16,815
Goodwill	19,964	19,964
Intangible assets	2,270	2,270
Less accumulated amortization	(1,493) -------	(1,010) -------
Intangible assets, net	777	1,260
Long-term deferred tax asset, net	6,273	5,455
Long term investment	1,015	2,802
Other assets	883 -------	781 -------
Total assets	$139,349 =======	$136,532 =======
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$15,649	$19,097
Notes payable	1,429	1,429
Other accrued liabilities	1,731 -------	1,741 -------
Total current liabilities	18,809	22,267
Long-term liabilities:
Long-term notes payable	5,595	6,786
Other long-term liabilities	1,980 -------	1,849 -------
Total long-term liabilities	$7,575	$8,635
Shareholders' equity	112,965 -------	105,630 -------
Total liabilities and shareholders' equity	$139,349 =======	$136,532 =======

Exhibit 99.2
Transcript of conference call held on August 28, 2007

Applied Signal Technology, Inc.
Q3 Earnings Conference Call
August 28, 2007

PARTICIPANTS

Gary L. Yancey - President and CEO
James E. Doyle - Vice President Finance and CFO

Operator

Greetings, ladies and gentlemen, and welcome to the Applied Signal Technology Third Quarter 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Gary Yancey, President and CEO. Thank you Mr. Yancey, you may begin.

Gary L. Yancey - President and CEO:

Thank you Rob. Welcome everybody, this afternoon, to our third quarter conference call for our financial results. We will go through the standard format. I'll let Jim Doyle, our Chief Financial Officer; will recap the financial results and any remarks. I have a few remarks beyond what I had in the press release. We will then open it up to questions. So with that, then I will turn it over to Jim.

James E. Doyle - Vice President Finance and CFO:

Thanks Gary. Good afternoon everyone. I'll provide a brief review of our financial results, as Gary mentioned. Before I do, let me begin with a review of our Safe Harbor Statement. Our presentation today may contain forward-looking statements, which reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

The orders received during the third quarter of fiscal 2007 were just over 74 million, representing 145% increase compared to the third quarter of last year. New orders for the first nine months of fiscal 2007 were almost 151 million and increased 73% compared to the first nine months of last year. Clearly, we are very pleased with this new order activity and our results for the first nine months of the year. We believe that there continues to be an interest in intelligence, reconnaissance, and surveillance by the U.S. Government to respond to the threat of terrorist activities in the war against terrorism. We also believe that we are well positioned to benefit from the anticipated spending, as you will see as we talk through our results. Our customers continue to come to us with new requirements for ISR Solutions, weighted heavily towards new development.

Revenues for the third quarter of fiscal 2007 were 39.5 million, essentially the same when compared with revenues reported during the third quarter of last fiscal year. Revenues for the first nine months of fiscal 2007 were approximately 124 million, up about 7% from the 116 million in revenues recorded during the first nine months of 2006.

Operating income for the third quarter and first nine months of fiscal 2007 was approximately 1.6 million and 7.2 million respectively, compared with operating income of approximately 1.8 million and 7 million for the same periods of fiscal 2006. Net income for the third quarter and first nine months of fiscal 2007 was approximately 1 million dollars or 8 cents per diluted share and 4.4 million or 36 cents per diluted share respectively, compared to net income for the third quarter and first nine months of fiscal 2006 of approximately 900 thousand or 8 cents per diluted share and 3.8 million or 31 cents per diluted share.

Let me turn your attention to the balance sheet. The combined cash and investment balances at the end of our third quarter were approximately 36 million, and grew modestly or about 3 million dollars from the almost 33 million dollars balance at the end of October 2006. Just as a reminder, October 31 is the end of our fiscal year.

Accounts receivable balances of approximately 39 million, the AR balance has declined compared to year end fiscal 2006, primarily due to our ability to bill and collect costs associated with our final 2006 indirect rates. Included in accounts receivable are billed receivables of a little over 23 million and unbilled receivables of about 16 million.

The inventory balance at the end of the third quarter 2007 was approximately 12.5 million, compared with approximately 6.1 million at October 31, 2006. The balance grew because of an unfavorable indirect rate variance of approximately 4.1 million, and because of growth in raw materials and work in process of approximately 2.2 million. The unfavorable indirect rate variance of 5.4 million was reduced by a total management reserve of 1.3 million for a net unfavorable variance of 4.1 million. The management reserve of 1.3 million represents the estimated amount of profit that is not expected to be recovered through contract activities during the remainder of the year. As a reminder, we took a 300 thousand dollar reserve at the end of our second quarter, and then a 1 million dollars reserve this quarter.

Prepaid and other current assets are included pre-contract costs or at risk costs of about 2.5 million dollars. Current liabilities are about 19 million, down about 3.5 million from the end of fiscal 2006. We did pay dividends of approximately 1.5 million during the third quarter, 4.5 million dollars for the first nine months of fiscal 2007. We anticipate paying a dividend here at the end of our fiscal 2007.

That about summarizes it for my part of the presentation. I'll turn it back over to Gary, and we'll proceed from there.

Gary L. Yancey - President and CEO:

Yeah, I don't have a lot of additional comments over what I had put in the press release. The bookings and results in backlog are obviously healthy for the Company, and were anticipated in the year. We get surprised more than we expect with some of the slips, and when these bookings come in, many of these are fixed price. I'm sorry, they are sole source bookings, so where we have real good visibility into the probability of them coming in, and when we believe they should come in, and we work with many customers that we have had relationships with for quite some time. So when some of these latencies occur, it perplexes us a bit. We try to put the right kind of allowances on our projections, so that we won't run into rate variance issues as we did have to take care of in this quarter, as Jim said. We obviously attempt to get around that. As the bookings flow and I look across all marketplaces of the Company, it seems to be somewhat uniform that things are just more latent than even we can allow for as we look at these orders. On a going forward basis into the next year, we will take this experience into account as we try to plan out our year and try to plan the billing rates appropriately, such that we can better contain the variances. But, at least the healthy part is that we did get the bookings and they were not only sole source, but there were some competitive ones in there, and we don't do a lot of competitive contract work. We will be moving more towards that, but there were some competitive ones that were nice wins and got us exposed to some new customers, in terms of either offices within agencies that we deal, or new agencies.

So that is pretty much what I would have to say about the third quarter year-to-date, and with that then, Rob, we can turn this over to questions.

Operator:

Thank you Mr. Yancey. We will now be conducting a question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys. One moment please, while we poll for questions.

Our first question comes from the line of Michael Lewis with BB&T Capital Market. Please proceed with your question.

<Q>: Hey Gary and Jim, how are you?

<A>: Pretty good Mike, how about you?

<Q>: Doing well thanks. Gary I was wondering if you could just give us a little more detail about the million dollar charge? Was this related to a broad-based number of programs, or is it just one or two programs that you are working on that you saw some of the indirect portion that you could not come back with the customer with?

Gary L. Yancey - President and CEO:

Well the way you have to remember Mike, it is across the board. What you have to remember is, if the bookings are coming in later than we anticipated, therefore the revenue is not being generated at the rate we had anticipated for the year. Then our billing rates are not adequate to recover all the indirect costs. On the cost reimbursable contracts, we can go back to the government for the additional billing that needs to be done to cover the indirect costs. On the fixed price and time of materials contracts and some of the cost reimbursable contracts that are being closed out, we cannot do that. So we have to make an estimate of how much of the variance of between what we have billed and what needed to be billed can be recovered. Of that we figured, a better way to say it is cannot be recovered, of that, we felt 1 million dollars could not be recovered. But that is across the entire gambit of contract activity within the Company.

<Q>: But with this reacceleration of bookings Gary, would you anticipate that we would possibly see a reoccurrence of this next year?

Gary L. Yancey - President and CEO:

Well no, actually it tends to almost go opposite of that Mike. Because the problem was this year, some of these bookings were anticipated to be coming in earlier in the year, and they would have been generating more revenue this fiscal year than they are now going to generate. We were estimating our billing rate based on that revenue generation that would have occurred had they come in earlier in the year. And since they did not, then we didn't generate the same amount of revenue. So for those contracts I addressed, we can't recover the additional cost of the indirect costs. So one wouldn't really anticipate that because we had a good bookings year that, that would impact the following year's indirect rates.

<Q>: Okay, that's helpful. Then on, Jim, if I could just ask one final question. What was the free cash flow in the quarter

James E. Doyle - Vice President Finance and CFO:

I don't have the free cash flow number in front of me Mike. What I can give you though, is I can give you cash from operations for the first nine months was 6.3 million.

<Q>: Okay, what about CapEx?

James E. Doyle - Vice President Finance and CFO:

CapEx was roughly 1.5 million.

<Q>: That is year-to-date?

James E. Doyle - Vice President Finance and CFO:

That is year-to-date 1.5 million CapEx. Do you need depreciation at all?

<Q>:Sure, you can give me that source that would be great.

James E. Doyle - Vice President Finance and CFO:

Depreciation/amortization is about 4.2 million year-to-date.

<Q>: Thank you sir.

James E. Doyle - Vice President Finance and CFO:

Thanks Mike.

Operator:

Our next question comes from the line of David Gremil with Thomas Weisel. Please proceed with your question.

<Q>: Thanks good evening.

<A>: Hi David.

<Q>: Question on the orders. You mentioned competitive win with new customers. Can you say how much of the bookings number in the quarter was competitive, and who are the new customers? What is the nature of the work that you won with the new customers?

Gary L. Yancey - President and CEO:

We can't say who they are. Roughly 13 million I believe it was of the orders was competitive, and there is some more in the works that we think can happen. The nature of the work is some of the airborne comment type business, different than we have been performing in the past, has different technical parameters, has potential follow-on with not only that customer, but other customers. And, it did bring us into new offices in some of the agencies that we've been dealing with.

<Q>: So on a-- You know, just looking at this on a trailing 12 month basis, it looks like you have the highest book-to-bill now in almost three years. I'm just curious, what roped the log jam in orders, or is this just random timing?

Gary L. Yancey - President and CEO:

Well I guess random timing. That was what I was referring to earlier David. We can't see any one factor, these are like one major customer or whatever, just to give you an example. One of the competitive awards, the Government agency that awarded that, has told us they were going to award it November of last year. We had entered that in our plan for January of this year, and it was finally awarded in April of this year. So you know, you get those kinds of slips, the good news was, it was awarded to us, but you get those kinds of slips beyond-- You know, we thought we had put a lot of windage on what the Government was saying that they would award, and it went well beyond even what we had anticipated there. And we had a contract that was in-house that had growth, and we were anticipating that we would have the additional contract increase on that in the May timeframe, then we were getting indications that they may not do anything until next fiscal year, which would have been interesting for us to have to handle, and instead, then it came in, in the July timeframe as an increment for that contract. So no one factor, it just seems to be latency across the board. I don't think we are the only contractor that experiences this, but I do know that we have been experiencing this pretty well this year.

<Q>: So in terms of seasonality, the fiscal fourth quarter has historically been your strongest bookings quarter. Based on what you can see today, do you expect the book-to-bill will be north of 1.0 again in the October quarter?

Gary L. Yancey - President and CEO:

Yes, and year-to-date David.

<Q>: So then I guess my last one then, just to understand what you can see and not see. As you look into fiscal 2008, based on the sole source work that is either in the backlog currently or that is visible to you, are you comfortable that 2008 revenue will be up from 2007 on an organic basis, or do you need to get some additional competitive wins over the next six to nine months to drive positive growth in 2008?

Gary L. Yancey - President and CEO:

Well I think it would be organic. There might be some competitive wins. I mean, I don't exclude competitive contracts from organic, I am really talking more from differentiating between external growth through acquisition and organic growth through our core Company. We definitely would expect the revenue to be up; yeah.

James E. Doyle - Vice President Finance and CFO:

And to add to that David, our current backlog at the end of the third quarter of this year, is approximately 133 million. But we do anticipate that will increase here in the fourth quarter.

<Q>: Gary, maybe I didn't ask the question well. I was just trying to understand if you needed to have competitive wins to see revenue growth next year, or if you can get there with the expected sole source work that you have and the backlog that you have today, and it sounds like the answer is that you expect growth next year. You are not banking on any big competitive win to grow next year?

Gary L. Yancey - President and CEO:

No, that is well put David. We, as you know, are expanding into marketplaces and actually pursuing larger programs as well, where they will definitely be competitive. So we would definitely hope to add some competitive wins next year. But your point is correct, it is where we are and where the sole source work and all, that we would see growth.

<Q>: Great, thank you.

<A>: You bet.

Operator:

Our next question comes from the line of Patrick McCarthy with FDR Capital. Please proceed with your question.

<Q>: Hi Gary, Hi Jim, thanks for taking my call.

<A>: Hi Patrick.

<Q>: My first question is, I'm just trying to get a little bit bet flavor for the bookings. Is there any way you could kind of pass out which percentage were from the comment side versus central processing side, and whether anything this quarter came on the even side?

Gary L. Yancey - President and CEO:

Nothing came from the even side. We are not seeing bookings until 2008 from the even side. Still we break out close to 85% revenue on the comment side, 15% censored, and that probably would close pretty well to the bookings as well. It probably tracks pretty much the same way.

<Q>: I'm not sure if you said this earlier, but did you give a sense as to what percentage of it was more kind of R&D and development type work as compared to production?

James E. Doyle - Vice President Finance and CFO:

It tends to be heavily weighted Patrick, towards the R&D type work.

<Q>: So there is really no change relative to what you would normally record on the revenue side.

James E. Doyle - Vice President Finance and CFO:

Right, but you will still see heavy content of development work going forward.

<Q>: Then can you just comment on what the B&P environment is like right now, I think it was two or three quarters ago where you had said that it was a very, very heavy B&P type environment. Has that slowed down at all, or are you kind of building up for the next wave of potentially strong orders?

Gary L. Yancey - President and CEO:

Well the B&P almost always slows down this time of the year. You've got to remember we are within a month of the end of the Governments fiscal year, and they will have some flash activity if you like, which would mostly be product sales that will occur during September. But by in large, the B&P has been pretty well invested for anymore awards that would occur during this month. By now, the B&P is pretty much answering the mail for proposals that have been submitted, and so it is a lower level of activity.

<Q>: Okay. Then my final question. A couple of quarters ago, you had mentioned that you had seen this kind of rotation of a slow-down in new R&D programs, because so many previously invested programs were rotating into production. I'm wondering whether that is now passed and you are starting to see R&D programs really pick up again from a funding perspective?

Gary L. Yancey - President and CEO:

That perhaps was misleading the way I said that. The programs where the Government has invested heavily in places in the 2003 and 2004 timeframe they have been investing heavily in development to end up with systems that can be deployed. But you know, those really cannot be thought of as production systems when they are deployed. Each one is a unique deployment of its own, and the mission sustainment that is required once they are deployed. Which we generate a lot of revenue from, is also all cost reimbursable, because it is still to risky to be able to define adequately that you can take your contracts from fixed price. So even though the implication might have been in production, it has really been-- It is either in deployment phase, where we are involved in deploying the system, and that most of our involvement will be in engineering development-type contracts, or it has been deployed and not it is a matter of assessing operational completeness and making modifications to make the systems operate more adequately. We are still in a fair amount of that phase. A few of the new awards that we have seen through this quarter will be new development for subsequent deployment. So there is a mix there of some of the new developments coming along, and still a lot of the work that is associated with systems that are in the field or going into the field as a result of previous R&D.

<Q>: Okay, I understand. Thanks. And if I could get just one more quick question. Where there any revenues generated for the pre-contract cost issue that you had a couple of quarters ago; in this quarter, or is that all gone and off of the balance sheet?

James E. Doyle - Vice President Finance and CFO:

There was some revenue Patrick. We had-- I'm doing this from memory. I think we had around 2- 2.5 million dollars of pre-contract costs at the end of last quarter. We are about the same level this quarter. There are some programs that were on risk at the end of second quarter that came off risk in third quarter and we recognized revenue, and then new ones went on. We did see a reduction in pre-contract costs; a significant reduction in the first quarter, because we had a lot of stuff on this at the end of 2006.

<Q>: Okay, but generally you still had about 2.5 million dollars?

James E. Doyle - Vice President Finance and CFO:

Yes.

<Q>: Okay. Thank you very much.

<A>: You bet.

Operator:

Our next question is from the line of Steve Levinson with Stifel Nicolaus. Please proceed with your question.

<Q>: Thanks good afternoon Gary and Jim.

<A>: Hi Steve.

<Q>: Can you tell us what the stock-based compensation was during the quarter, and what you expect it to be for next year; about the same or coming down?

James E. Doyle - Vice President Finance and CFO:

The stock-based compensation for Q3 2007 was roughly 1.1 million. Year-to-date, it is roughly 3.3 million. We anticipate it to be about 4.4 to 4.5 million for FY07.

Gary L. Yancey - President and CEO:

FY08, probably no change right now that we can see on that. We've made some adjustments, as I think we've stated in the time has passed, to go to restricted stock and change the terms of our employee stock purchase program to try to reduce the impact of the stock-based compensation. The problem is that we have an overhang that, that is coming down slowly and it is looking like it will be coming down slowly over the next roughly three to four years. About three years, as we look at it, but it is still in there pretty close to probably next year, as to what it is going to be this year.

<Q>: Okay thanks. In terms of tax rate, do you expect it to be about the same next year, or just a little bit more deductible for you?

James E. Doyle - Vice President Finance and CFO:

I think over the long-term Steve, that our effective tax rate is a full rate of 40%, so it is going to be a function of how much of that stock-based compensation impacts our taxes. So we should see it in the range of around 45% total cash rate, for at least the next couple of years. So as our revenue and profitability grow, you will then see that coming down some, but there is still, as Gary mentioned, a fair amount of overhangs for a few years out. So I think to model it around a 45% tax rate is appropriate.

<Q>: Okay, in terms of headcount and hiring. What sort of changes did you have in the quarter?

James E. Doyle - Vice President Finance and CFO:

We are about the same headcount as we were at the end of the second quarter, roughly 635 employees. We have a push on in all of our divisions, as a result of a lot of this booking activity to hire to satisfy our program requirements, so we are in aggressive hiring mode.

<Q>: Okay. Just if you were going to make a guess, what it would cost to replicate your library of alga rhythms, of the ones that are still in use? Maybe some or maybe all of them are in use, but...

Gary L. Yancey - President and CEO:

To replicate, I don't know Steve. I don't know.

James E. Doyle - Vice President Finance and CFO:

Billions and billions. Just like the astronomers.

<Q>: That sounds good.

Gary L. Yancey - President and CEO:

I don't know. I mean yeah, that would be a great feeling. Some of the alga rhythms that we've developed, you know, this Company is 24-year-old, some of the alga rhythms that were developed 20 years ago are still being deployed, and would be costly to replicate. So it would be a big number.

<Q>: Good enough. Thanks very much.

<A>: Thanks Steve.

Operator:

Our next question comes from the line of Matthew McKay with Jeffries & Company.

<Q>: Good afternoon guys.

<A>: Hey Matt.

<Q>: Just one thing going back to the booking visa vi the indirect expense. Just make sure I understand that, if the bookings are stronger or healthy, there is less structure to take that charge; correct?

Gary L. Yancey - President and CEO:

Well it is a matter of when they come in and how soon we can start performing on the contracts to therefore generate revenue. So strong bookings are great, and had they been a step function at the beginning of the quarter instead of coming throughout the quarter and frankly a lot of them coming in right towards the end of the quarter, had they been a big step function at the beginning of the quarter, we probably would not have not felt that we needed to take as much of a charge as we did. So it is really the timing, again, go back to that, it is the timing of the booking with respect to our year and how that is going to generate revenue. Because we make our best estimation at the beginning of the year, how we think we are going to generate revenue, which of course is dependent on how the contracts are coming in. And, of course working on current contracts. How we are going to generate the revenue, we have pretty good handles on and can control some amount, but not a lot of the indirect costs, but we have a pretty good handle, a very accurate handle on what the indirect costs are. So if we can compute pretty accurately what our year's revenues are going to be, we can compute very accurately our billing rates. When the bookings start cooking, therefore the revenues don't hit what we had originally predicted, then our billing rates are inappropriate, and we are not recovering all of our indirect costs. On the cost reimbursable contracts, we can go back to the end of the year and recover those costs from the Government, unless the contract has expired throughout the year. So we take the ones that have expired into account, we take the fixed price contracts where we don't have that luxury, and the time and material contracts, where we don't have that luxury, take those into account, and say this is what we will not recover. That is where we resulted in our estimate of a million dollars. So I know it sounds like the broken record, but it comes back to the timing of the orders as well as the orders. You know, the big orders are obviously healthy, I think we all understand that, there is no doubt about it. But they didn't come in at a time such as we could make up for some of that billing shortfall. Enough of that billing shortfall during the quarter.

<Q>: Okay, yeah. My question was basically the orders came in late in the quarter as opposed to you know that maybe orders that you received or expected to ramp-up less quickly, or that maybe you are actually expecting larger bookings in the quarter than you actually got?

Gary L. Yancey - President and CEO:

No, actually we exceeded our bookings internal projections for the quarter.

<Q>: Okay. That is helpful. Then just on the margins here for a second. You know, do you expect to have that seasonal spike in the fourth quarter for both R&D and SG&A?

James Doyle - Applied Signal Technology - CFO

Probably.

Gary Yancey - Applied Signal Technology - President and CEO

I'm not sure on the R&D. To minimize the impact on this shortfall in billing rates, one of the controllables that we have is R&D. Also, as Jim mentioned, we are now in a situation where we do need more hiring, because now we are getting the backlog. We can transfer people from the R&D on to direct contract work, which has two effects. It allows us to have a better chance of meeting our contractual commitments as we are bringing on more staff, and it actually reduces some of our indirect spending. Remember the R&D is also billable, so it is in the billing rates. So it reduces some of our indirect spending in the billing rates. It helps a little bit on this indirect variance issue. So we are actually putting a lot of pressure on shifting R&D staff into to contracts. Then, as we bring new staff on, either they will be swapped back in or whatever, but we'll make up for going into next year for what we anticipate as R&D spending and stay on track with contracts.

<Q>: Okay, those shifts, is that going to lead to a reduction then in contract costs as a percentage of revenues? Is that a good way to think about it or?

James Doyle - Applied Signal Technology - CFO

I don't think so Matt.

Gary Yancey - Applied Signal Technology - President and CEO

Again, what we are talking about is again shifting some R&D into contract costs frankly, because we now have contracts that we have to perform on, so contract costs would be climbing. So one way of thinking of it is, that we are shifting some of the costs of R&D into contract costs. By the way, also revenue generation. So it is not eroding margin, it is just increasing revenue and contract costs.

<Q>: Okay. Yeah, because I'm just trying to balance the past two years just in that fourth quarter. You know the contract costs going down sequentially 300 to 400 basis points relative to the third quarter. But then if you also have kind of a shift into the contract costs, I'm just trying to get a feel for kind of where those contract costs are going to go in the fourth quarter.

James Doyle - Applied Signal Technology - CFO

Yeah, some of that Matthew is that whole issue of the use of target indirect rates in our reporting period. Then what happens is, you true it all up at the end of the year. So you'll see the interesting ramifications that in the quarter that it has trued up. I think probably the better way to look at all of that, is to look at what our operating income potential is in that 6 to 9% range, and try to work it that way, because you will get plenty of probations in each of those three expense areas, as this true up happens. So that is why I am struggling a little bit with your question. But I hope that clarified it.

<Q>: Okay, so the 6 to 9% operating margin, is that what you said on a long-term basis?

James Doyle - Applied Signal Technology - CFO

Yes, on a long-term basis. Yeah that is typically what we see. Now what our can see from these results is right around that 6% range, and that is heavily influenced by the type of contract that we've been getting, which have been development in nature, so they tend to be more cost reimbursable, which return lower margins. That is what we have seen as far as orders for this quarter, they tend to be heavily weighted towards the development type. So you would anticipate that revenue in the fourth quarter is going to be heavily weighted towards development, so it is going to be at the lower end of that operating income. In that 6% range probably.

<Q>: Okay, that's helpful. Thanks a lot.

<A>: Sure, you bet.

Operator:

Our next question comes from the line of Miles Walton with CIBC World Markets. Please proceed with your question.

<Q>: Hi Gary and Jim, this actually Ed Keller in for Miles, he is on vacation this week.

<A>: Hi Ed.

<Q>: A couple of quick questions for you. One is of the 74 million in new orders, does any of that relate to this Army Airborne comment program that you've spoken of in the past.

Gary Yancey - Applied Signal Technology - President and CEO

Yes, and I don't remember exactly how much, but some million. That comes in throughout the year that is a contract is one that they call an indefinite delivery /indefinite quantity contract (IDIQ). I has a ceiling value of 165 million, and I cannot remember where, we are 40 to 50 million into that particular one I think right now. It may be a little higher, but I think it is about that. What those come in with, what they'll do is contract what they call delivery orders, and each one of those are like an individual contract. These can range from .5 million to 3 or 4 million each, and it is for different elements of the program. So they come in a little bit uniformly throughout the year. You'll see some seasonality of those as well. We've been surprised, I think, for a couple of years, where we will see a fair amount of those orders hit in our first quarter, and then sometimes you'll see an increase in those orders in the fourth quarter. They are not always tied in with Governments fiscal year for spending. The money goes away, so they will come in a little more uniform. As long as we are performing on that program and continuing to meet the requirements and delivering platforms, you can kind of assume throughout the year that our bookings will consist of some amount of orders against that program.

<Q>: So far this year, have you had any big deliveries on that program?

Gary Yancey - Applied Signal Technology - President and CEO

No, but it is very close.

<Q>: So are you expecting something in the fourth quarter?

Gary Yancey - Applied Signal Technology - President and CEO

Well the delivery wouldn't really show anything with respect to either revenue or bookings, because we are generating revenue, it is on a percentage completion basis as we perform. The delivery will be as a result of bookings that have already come in, but it is very important for the program that we get the first systems delivered, and there have been a host of issues. Many of which are out of the Government and all contractors involved control Mother Nature has been involved, all kinds of things that we've been involved in. So it has caused slippages, but we are in the final throws of testing on the first platform, and hope for deployment into the near future.

<Q>: Okay. Also on the 74 million, what percent of this do you think might convert to revenue in the next quarter?

Gary Yancey - Applied Signal Technology - President and CEO

Next quarter.

<Q>: The current quarter, the fourth quarter?

Gary Yancey - Applied Signal Technology - President and CEO

Probably a small percentage in this quarter, because a lot of this is start up, and since it is R&D, you start up in a slow mode.

James Doyle - Applied Signal Technology - CFO

Even with that backlog is over a year, so maybe 4 or 5 million.

Gary Yancey - Applied Signal Technology - President and CEO

Yeah, I would have said to 2 to 5, 6 million.

<Q>: Okay. Then looking at this year and comparing it with last year, the revenue streams and the indirect rate variance balance seem to be fairly close to each other?

Gary Yancey - Applied Signal Technology - President and CEO

Yes.

<Q>: And last year in the first quarter, you took another 1.3 million I think, outside of what you converted to at risk?

Gary Yancey - Applied Signal Technology - President and CEO

Yes, yes.

<Q>: So where is the big jump in revenue in the fourth quarter expected to come from, if you don't think you are going to have to take anymore?

James Doyle - Applied Signal Technology - CFO

Well let me make some comparisons, this year to last year. On thing about last year, our backlog was lower at the end of the third quarter than it is now, there is a significant difference there. The other issue is, last year in the fourth quarter, we anticipated a significant program to come in, in the August timeframe, and unfortunately it did not come in until the end of December the beginning of January. This year, we have some order activity that we've actually, we are on letter of contract on this significant program that we anticipate booking in the fourth quarter. The nice part about that is, that we've started, we are working, and we are getting funds, so we are going to be able to generate revenue on that program. So we do anticipate a good fourth quarter in order activity, so in my mind the difference year-over-year is that it tends to be much more in hand this year than it was last year. I think that we won't see that million dollar charge in the fourth quarter, because I think we'll see some very good improvement in absorbing that rate variance during the fourth quarter.

<Q>: Okay great. Last question. This indirect expense pool that is driving the charges. How does it compare to last year? Is it bigger or smaller?

Gary Yancey - Applied Signal Technology - President and CEO

It is a bit bigger, because this included our property taxes-- He asked about the indirect pool, is it larger this year than last year.

James Doyle - Applied Signal Technology - CFO

Oh, the total pool.

<Q>: Going into the fourth quarter.

Gary Yancey - Applied Signal Technology - President and CEO

The total pool is larger. You know, inflation sets in, health insurance sets is in, our property lease costs and all that. A lot of the fixed costs. The parts that are controllable by us, we squeeze pretty hard. That was part of my comment earlier about trading some R&D staff, or changing R&D staff into contract staff, is we have some control there. An awful lot of that pool is tied into the normal inflationary type of trends. So it is larger than last year.

<Q>: Okay, thanks guys.

<A>: Sure.

Operator:

Our next question is from the line of Brad Evans with Heartland. Please proceed with your question.

<Q>: Yes, thank you for taking the question. Would you be able to give us a sense of the magnitude of backlog growth that you'd expect in the fourth quarter?

Gary Yancey - Applied Signal Technology - President and CEO

No, since we don't actually forecast. We still think we see the growth, and as we pointed out, we expect the book to build definitely greater than one for the year. And Jim will indicate that we have one other, probably order that is under letter of contract, that we anticipate it being definitized, so that it would be the complete order in this quarter. So I don't think it will be a bad quarter, but we really wouldn't put out a projected number Brad.

<Q>: The average duration of bookings in backlog is how long? In other words, how long would it take you to exhaust the backlog?

James Doyle - Applied Signal Technology - CFO

It is going to vary on the type of effort going through of course. Our development program, which are a significant portion, and probably running 12 to 15 months backlog. Our product orders, which tend to be the fixed priced ones, they are anywhere from three to six months duration. Maybe that gives you an idea of how the composition of our backlog.

<Q>: What was your backlog at the end of the fourth quarter of 2006?

James Doyle - Applied Signal Technology - CFO

Fourth quarter of 2006, I've got to look that up, I don't remember. About 105 million.

<Q>: So if your backlog is up 35 or 40%, is that a good proxy for revenue growth rates into ballparking growth for 2008?

James Doyle - Applied Signal Technology - CFO

It is a good proxy for good opportunity of good growth in 2008; you're right.

<Q>: And I'm sorry, you talked about a 6 to 9% operating margins, is that-- I was just looking back at history here, the Company has historically in good times generated double-digit operating margins, has something structurally changes that will prevent you from getting back to that level?

James Doyle - Applied Signal Technology - CFO

Yes, FAS 123R and the adoption of stock-based compensation.

<Q>: So from and EBITA perspective, adding back stock-based comp, you'd be able to get back to that level?

James Doyle - Applied Signal Technology - CFO

Yes, correct.

<Q>: I mean, do you think you have a fighting shot at getting back to a respectable level of profitability in 2008?

Gary Yancey - Applied Signal Technology - President and CEO

Well again, we've got the overhand of options. We have instituted programs based-- Number one, we are not issuing options as retention tools anymore. It is restricted stock. We issue a lesser amount of restricted stock that lowers the impact on stock-based compensations. We've changed the parameters on the employee stock purchase program, to reduce the impact on stock-based compensation. And so, we are bringing that down, but that is over about a four year period that it comes down. As we had indicated earlier, we probably are going to see close to the same impact of stock-based compensation expense next year, as we did this year. So you won't see the turn as a result of that stock-based compensation, you won't see the turn of operating margins into next year on a percentage basis.

<Q>: But if one were to look at it on an earnings before interest taxes, amortization, and stock-based compensation basis, so EBITAS, would you expect 2008 to give you an opportunity to show significant margin improvement?

James Doyle - Applied Signal Technology - CFO

Well what will grow that in the absolute dollars would be revenue growth. As a percentage what will grow it is the type of contract going through. So, no, I don't think we'll see a significant opportunity to grow it as a percentage.

Gary Yancey - Applied Signal Technology - President and CEO

Brad, because we are still really very close to the same mix. When you lay the bookings that came in, it is the same mix. So say 80% or so of engineering development contracts, and some amount and time and materials and then a bit of fixed price. So as a percentage you shouldn't see that. We expect growth, you would see growth in absolute dollars.

<Q>: Okay, so it is just the backend of the answer of my question. So we should be looking at-- Your goal would be to be at that 6 to 9% range for that next year, would be your goal?

James Doyle - Applied Signal Technology - CFO

Yes, towards the lower end of that; right.

<Q>: Okay. My last question is, in terms of quarterly revenue, how much of your revenue is turns related, i.e. Not coming out of backlog?

Gary Yancey - Applied Signal Technology - President and CEO

Probably not a lot. Maybe inventory.

James Doyle - Applied Signal Technology - CFO

What we do Brad, is we do build some of our standard products through inventory. And we can turn those very quickly if we have the inventory in stock. I just don't have that data in front of me for our third quarter. There was some turns on that inventory where it was in there, and we did book it and ship it in the quarter. I just know off of the top of my head, maybe 2, 3 million bucks is what I'm thinking. I don't have exact data.

<Q>: Is there any appetite at the Board level to repurchase stock? Where do you stand in terms of-- With the stock at a very depressed level, I mean is there any momentum or any willingness amongst the Board to entertain a share buy-back at this level?

Gary Yancey - Applied Signal Technology - President and CEO

Well, we have a couple of issues. We haven't discussed it. We have a couple of issues. We are still on a relatively small float, and for micro cap small float Company's, the general thesis is, you probably don't help yourself that much by reducing the flows and do the buy-backs. I took a crude engineers look at it, and I looked at just to use an example of a buy-back and how much cash we would buy-back and how much that would reduce shareholders equity compared to what it would increase earnings per share. I couldn't make an argument that says reducing the share above the assets, and therefore the shareholders value from the corporate standpoint that that would make sense for the amount it would improve earnings per share. But of course, that was just the engineer looking at it. We are not still inclined to do it, mostly from the standpoint of, well number one, we've tried it before, and we didn't see that it helped anything with stock price. Then we also read that this is probably not that beneficial for the small cap.

<Q>: I am just guess that looking at your shareholder list, if you polled the vast majority of your shareholders, I'm guessing that you'd find that your answer to that question is contrary to what most of would believe, in fact I think a buy-back at this level would make a lot of sense of the accretive earnings per share, especially if one can forecast improving financial performance at some point in the future for a company that has only 12 million shares outstanding. Especially when you consider the fact that based on the stocks performance, I think people, I think one can deduce that there is a fair amount of deny and neglect surrounding your Company at this point. So I would urge you to take your ball and go home and buy-back some stock. Thank you very much.

<A>: Thanks.

Operator:

As a reminder ladies and gentlemen, you can press *1 to ask a question.

Our next question is from David Dremels with Thomas Weisel. Please proceed with your question.

<Q>: Yes, just a few quick ones. I apologize, I thought I heard two separate answers to the book-to-bill question. Are you expected, just to clarify, are you expecting a book-to-bill above 1.0 in the October quarter, or for the full year?

James Doyle - Applied Signal Technology - CFO

Both, David.

<Q>: Okay. Alright, prefect. The letter contract that you expect to definitize in the fourth quarter, can you just give us a rough idea of the magnitude of that? Is it 20 million, 30 million or can you help us there?

Gary Yancey - Applied Signal Technology - President and CEO

Well it is in the millions. I mean we wouldn't have mentioned it if it hadn't been a nice size one. But we kind of don't like to get in, since we don't really do the total forecasting. I guess I would prefer that we don't get down exact. By the way, part of the reason for that David, is that this thing could even get definitized in two parts. That isn't the intent right now, but there is still some open issues that could turn out positive for us, and the customer is talking to us about maybe even doing more than we had originally proposed. So it could end up getting booked in two parts. So rather than to be seemingly misleading by giving the value, we believe it would book today, I would rather not. But you know, we wouldn't have mentioned it if it wasn't a good size one.

<Q>: Okay, then last one for Jim. I mean obviously the revenue mix is still tilted toward the cost plus guide. Do you have the actual number that, I think the fixed price percentage of the total of 15% last quarter, is it still in that ballpark?

James Doyle - Applied Signal Technology - CFO

It's a little lower. Let me give you those numbers David. For the third quarter, cost reimbursable contracts were roughly 71%. Fixed price were roughly 10% and time and material were roughly 19%. So year-to-date cost reimbursable is 73%, fixed price is 14%, and time and material is 13% of revenue.

<Q>: Great, thank you.

<A>: Sure.

Operator:

Mr. Yancey, there are no further questions at this time. I would like to turn the floor back over to you for closing comments.

Gary Yancey - Applied Signal Technology - President and CEO

Okay, thank you Rob. Mostly very good question and observations and guidance. I appreciated the guidance. With that, we think you very much for the participation. That will conclude the presentation.

Operator:

Today's conference has concluded, you may disconnect your lines at this time. Thank you for your participation.